                                                                    Exhibit 10.7




                                  FORM 53-901F

               Section 85 (1) -- Securities Act (British Columbia)
                        (or the equivalent thereof under
                   Canadian Provincial Securities Legislation)

1.       REPORTING ISSUER

         Ivanhoe Mines Ltd. ("Ivanhoe")
         World Trade Centre
         Suite 654 - 999 Canada Place
         Vancouver, British Columbia
         V6C 3E1

2.       DATE OF MATERIAL CHANGE

         July 21, 2003

3.       PRESS RELEASE

         Date of Issuance:    July 21, 2003
         Place of Issuance:   Vancouver, British Columbia

4.       SUMMARY OF MATERIAL CHANGE

         A new independent estimate prepared by AMEC E&C Services Limited ("AMEC") of Vancouver, Canada indicates that the Far North Zone at Ivanhoe's Turquoise Hill (Oyu Tolgoi) Project now contains estimated inferred resources of 618 million tonnes, grading 1.19% copper and 0.10 grams of gold per tonne ("g/t") of gold, at a 0.60% copper equivalent cut off, containing approximately 7.4 million tonnes (16.3 billion pounds) of copper and 2.0 million ounces of gold.

5.       FULL DESCRIPTION OF MATERIAL CHANGE

         The new estimate for the Far North Zone at Ivanhoe's Turquoise Hill Project was prepared by AMEC in conformance with the requirements set out in National Instrument 43-101 ("N143-101") under the direction of Dr. Harry Parker, Ch. P. Geol., and Dr. Stephen Juras, P.Geo., independent qualified persons as defined by NI 43-101.

         AMEC's latest estimate is that the Far North Zone at Ivanhoe's Turquoise Hill (Oyu Tolgoi) Project contains inferred resources of 618 million tonnes grading 1.19% copper and 0.10 g/t of gold, at a 0.60% copper equivalent cut off, containing approximately 7.4 million tonnes (16.3 billion pounds) of copper and 2.0 million ounces of gold. Drilling at the Far North Zone also has delineated a high-grade core of inferred resources greater than 2% copper equivalent within this larger mineralized envelope that is estimated to contain 68.8 million tonnes grading 2.92% copper and 0.28 g/t gold.


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                                      - 2 -

        AMEC now estimates that the Turquoise Hill Project contains inferred resources totaling 2.4 billion tonnes grading 0.61% copper and 0.14 g/t gold, at a 0.30% copper equivalent cut-off, containing approximately
        14.7 million tonnes (32.4 billion pounds) of copper and 11.2 million ounces of gold. This represents an increase of 45% in the amount of copper and a 24% increase in the amount of gold since AMEC's previous estimate issued on February 26, 2003 (the "February 2003 Estimate"). At a higher cut-off grade of 0.60% copper equivalent, AMEC estimates an inferred resource for the entire project of 941 million tonnes grading 1.01% copper and 0.21 g/t gold, containing approximately 9.5 million tonnes (20.9 billion pounds) of copper and 6.3 million ounces of gold. This represents an increase of 29% in the amount of copper and a 41% increase in the amount of gold over the previous inferred resource at the higher cutoff in the February 2003 Estimate. The project's indicated resources are approximately the same as the February 2003 Estimate, as Ivanhoe has conducted only a minimal amount of drilling in the Southwest Zone since February, 2003. All indicated resources identified to date are in the Southwest Zone.

        The Far North deposit and its newly discovered, deeply buried porphyry system is one of four co-genetic copper and gold zones delineated to date along a five-kilometre-long chain of deposits at Turquoise Hill. Analyses of the updated mineral resources for the project, at 0.30% and 0.60% copper equivalent cut-off grades, are provided in the following two tables. As the company's drilling since February has focused on expanding and delineating the Far North Zone, AMEC has not updated its February resource estimates for the Southwest, South and Central zones. The resource estimates for the Southwest, South and Central deposits were prepared by AMEC, in February, 2003, and were previously reported in the February 2003 Estimate.

        UPDATED TURQUOISE HILL RESOURCE TABLE BY ZONE (BASED ON A 0.30% COPPER EQUIVALENT CUT-OFF)1

                      Resources                        Gold          Copper
Zone                  (million           Copper        Grade      Equiv. Grade
                      tonnes)            Grade (%)     (g/t)          (%)                       Contained Metal
                                                                                   -----------------------------------------
                                                                                    Copper      Gold
                                                                                   (million    (million    Copper Equiv.
                                                                                    tonnes)    ounces)    (million tonnes)2
--------------       -----------        ----------    --------      --------       --------    --------    -----------------
Southwest Zone
Indicated              508.9             0.40         0.59          0.78            2.06        9.69        3.98
Inferred               290.8             0.32         0.50          0.64            0.92        4.70        1.86
South Zone
Inferred               270.3             0.39         0.13          0.48            1.07        1.10        1.28
Central Zone

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                                      - 3 -

                      Resources                        Gold          Copper
Zone                  (million           Copper        Grade      Equiv. Grade
                      tonnes)            Grade (%)     (g/t)          (%)                       Contained Metal
                                                                                   -----------------------------------------
                                                                                    Copper      Gold
                                                                                   (million    (million    Copper Equiv.
                                                                                    tonnes)      ounces)   (million tonnes)2
--------------       -----------        ----------    --------      --------       --------    --------    -----------------
Inferred                 236.8                0.67      0.18          0.79            1.59        1.36        1.86
Far North Zone
Inferred               1,610.5                0.69      0.08          0.74           11.11        3.99        11.93
Grand total:
 Indicated               508.9                0.40      0.59          0.78            2.06        9.69        3.98
Grand total:
 Inferred              2,408.4                0.61      0.14          0.70           14.69       11.15       16.90


UPDATED TURQUOISE HILL RESOURCE TABLE BY ZONE (BASED ON A 0.60% COPPER EQUIVALENT CUT-OFF)1

                      Resources                     Gold          Copper
Zone                  (million        Copper        Grade      Equiv. Grade
                       tonnes)        Grade (%)     (g/t)          (%)                       Contained Metal
                                                                                -----------------------------------------
                                                                                 Copper        Gold
                                                                                (million      (million    Copper Equiv.
                                                                                 tonnes)        ounces)   (million tonnes)2
--------------       -----------     ----------    --------      --------       --------       --------    -----------------
Southwest Zone
Indicated             267.0           0.53          0.86         1.08            1.42            7.35         2.88
Inferred              126.6           0.44          0.68         0.87            0.55            2.78         1.10
South Zone
Inferred               48.4           0.61          0.26         0.77            0.29            0.40         0.37
Central Zone
Inferred              147.5           0.84          0.24         0.99            1.24            1.14         1.46
Far North Zone
Inferred              618.4           1.19          0.10         1.26            7.38            1.95         7.77
Grand total:
 Indicated            267.0           0.53          0.86         1.08            1.42            7.35         2.88
Grand total:
 Inferred             940.9           1.01          0.21         1.14            9.50            6.26        10.71


1. Copper equivalent grades have been calculated using assumed metal prices (US$0.80/lb. for copper and US$350/oz. for gold); %Cu eq. = %Cu + Au (g/t) x (11.25/17.64).


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                                      - 4 -
2. The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper. The determination of an adjustment factor to account for differences in relative metallurgical recoveries between gold and copper will depend upon the completion of definitive metallurgical testing.

3. Resource classifications conform to CIM Standards on Mineral Resources and Reserves referred to in National Instrument 43-101. Mineral resources that are not reserves do not have demonstrated economic viability. An indicated mineral resource is that part of a mineral resource for which quantity and grade can be estimated with a level of confidence sufficient to allow the application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. An inferred mineral resource is that part of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified.

        AMEC's updated estimate for Far North inferred resources incorporated results from 100 drill holes.

        Since its discovery in the fall of 2002, the Far North Zone has developed into the project's most important deposit. It contains approximately 76% of the copper and 36% of the gold in Turquoise Hill's total inferred resources defined to date, using a 0.30% copper equivalent cut off. Given the open-ended nature of the zone and the increasing gold grades recently announced from this area, Ivanhoe has directed the main effort of the 13 drill rigs on site on rapidly exploring the extent of the high-grade discovery.

        Ivanhoe is reviewing various potential production scenarios that could involve early-stage mining, including potential open-pit shell in the Southwest Zone and bulk underground mining in a high-grade copper and gold core in the Far North Zone. Neither scenario has been subjected to an economic analysis, and they are still in the early planning stage.

        New drill holes on the western side of the Far North Zone have encountered chalcopyrite and bornite mineralization in a large, quartz monzodiorite intrusion underlying the southwestern flank. This zone lies 500 to 700 metres north of holes drilled early in the Far North exploration program and 500 to 1000 metres northwest of the Central Zone. The holes were drilled specifically to test the southwestern side of a chargeability anomaly (the "IP Anomaly") identified in a recent induced polarization survey of the Far North Zone. These early holes intersected ignimbrite containing pyrite, chalcopyrite and enargite mineralization that overlies and/or flanks the chalcopyrite, bornite and chalcocite mineralization in the main, high-grade Far North deposit. One of these holes, OTD267, encountered 56 metres grading 0.50% copper and
        0.45 g/t gold starting at 68 metres down hole. OTD188, collared 400 metres southeast of OTD 267, mid-way to the Central Zone, encountered 42 metres grading 0.52% copper and 0.13 g/t gold at 132 metres down hole and bottomed in 0.88% copper and 0.81 g/t gold at 554 metres due to the depth limitation of the drill rig. This sparsely drilled area is broadly connected by the western flank of the IP Anomaly. Future exploration drilling will target this broad western flank of the IP Anomaly for rear surface and deep copper and gold mineralization.

        The increase in gold grades within the high-grade core of the deposit is attributable to drill holes in the northern portion of the Far North Zone that have encountered strong gold mineralization occurring in bornite-rich, quartz stockwork in altered basalt similar to the high-grade, Southwest Zone. Numerous intersections of highly mineralized porphyry

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                                      - 5 -

        beneath the northern portion of the Far North Zone indicate that a deep-seated porphyry is the source of the mineralization.

        The total strike length of the Far North Zone now included in the 0.6% copper equivalent inferred resource estimate is approximately two kilometres and remains open. The deposit plunges shallowly north and can be partitioned into two mineralized zones. The northern portion, referred to as the Far North Extension, is hosted by basalt with the highest-grade intersections occurring in quartz stock work that replaces up to 90% of the basalt. Intense chlorite, hematite after biotite and magnetite alteration reinforces the gold-rich porphyry association.

        Drilling for groundwater resources for the project is continuing and several aquifers have recently been discovered near the project, the largest identified being in a broad regional drainage basin in the Galbyn Gobi and Javkhlant areas between 30 to 50 kilometres south of Turquoise Hill. Another potential source of the water may be in an aquifer in the Gunii Hooloi area, a drainage basin approximately 30 kilometres north of Turquoise Hill. Assessment of these and other sites will continue as part of Ivanhoe's groundwater exploration and resource evaluation work.

        Charles Forster, P.Geo., Ivanhoe Mines' Turquoise Hill Manager, a qualified person as defined by National Instrument 43-101, supervised the preparation of the information upon which this material change report is based. SGS Analabs Pty. Ltd. prepares the split core at the project site and assays all samples at its facility in Ulaanbaatar, Mongolia. Ivanhoe's quality assurance/quality control program is monitored by independent consultant Dr Barry Smee, P.Geo., and managed on site by Dale Sketchley, M.Sc., P.Geo. Prepared standards and blanks are inserted at the sample preparation lab on the project site to monitor the quality control of the assay data.

6.      RELIANCE ON SECTION 85 (2) OF THE ACT

        Not applicable

7.      OMITTED INFORMATION

        Not applicable


8.      SENIOR OFFICER

        For further information please contact:

        Beverly Bartlett
        Ivanhoe Mines Ltd.
        Suite 654 - 999 Canada Place
        Vancouver, British Columbia
        V6C 3E1


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         Telephone:  (604) 688-5755

9.       STATEMENT OF SENIOR OFFICER

         The foregoing accurately discloses the material change referred to herein.

         DATED at Vancouver, British Columbia this 31st day of July, 2003.


         IVANHOE MINES LTD.



         Per:       "Beverly Bartlett"
                  --------------------------------------------
                   Beverly Bartlett
                   Corporate Secretary